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                                                            Exhibit 8.1


             [LETTERHEAD OF CRAVATH, SWAINE & MOORE APPEARS HERE]


                                                           September 6, 1996


     Time Warner Inc./Turner Broadcasting System, Inc.
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Ladies and Gentlemen:

           We have acted as your counsel in connection with the transactions contemplated by the Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") dated as of September 22, 1995, as amended as of August 8, 1996 among Time Warner Inc., a Delaware corporation ("Time Warner"), TW Inc., a Delaware corporation and a direct wholly owned subsidiary of Time Warner ("Holdco"), Time Warner Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Holdco ("Delaware Sub"), TW Acquisition Corp., a Georgia corporation and a direct wholly owned subsidiary of Holdco ("Georgia Sub"), and Turner Broadcasting System, Inc., a Georgia corporation ("TBS"). Pursuant to the Merger Agreement, Delaware Sub will be merged with and into Time Warner and Georgia Sub will be merged with and into TBS. In that connection we have participated in the preparation of a registration statement under the Securities Act of 1933, as amended, on Form S-4 (the "Registration Statement"), including a Joint Proxy Statement/Prospectus (the "Proxy Statement"). Capitalized terms not otherwise defined herein shall have the meanings specified in the Proxy Statement.

           We have examined the Merger Agreement, the TCI Arrangements, the Proxy Statement, the representation letters of New Time Warner, TW Merger Corp., TBS Merger Corp., Time Warner and TBS and certain shareholder certificates from the Turner Shareholders and certain subsidiaries of LMC (the "Representation Letters") delivered

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to us for purposes of this opinion, and such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have assumed (i) the Transaction will be consummated in the manner contemplated in the Proxy Statement and in accordance with the provisions of the Merger Agreement, (ii) the statements concerning the Transaction set forth in the Proxy Statement are accurate and complete and (iii) the representations made to us in the Representation Letters are accurate and complete.

        Based upon and subject to the foregoing, the description of the Federal income tax consequences to certain holders of outstanding shares of Time Warner Capital Stock contained in the Proxy Statement under the heading (and the subheadings thereof) "The Transaction--Federal Income Tax Consequences--Time Warner Merger" (including the discussion contained in the second paragraph thereof), represents our opinion, subject to the qualifications set forth therein.

        Our opinion is limited to the tax matters specifically covered hereby.

        This opinion is being provided solely for the benefit of Time Warner and holders of Time Warner Capital Stock. No other person or party shall be entitled to rely on this opinion.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this Firm in the sections captioned "The Transaction--Federal Income Tax Consequences" and "Legal Matters" in the Proxy Statement constituting a part of the Registration Statement. In giving this consent we do not thereby admit that we come within the category of person whose consent is required under Section 7 of the Securities
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Act of 1933, as amended, or the rules and regulations of the Securities and
Exchange Commission thereunder.

                                        Very truly yours,

Time Warner Inc.
   75 Rockefeller Plaza
        New York, NY 10019              /s/ Cravath, Swaine & Moore